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                                                                   EXHIBIT 10.37

                       AGREEMENT FOR PART-TIME EMPLOYMENT
                               AND MUTUAL RELEASE

     This Agreement for Part-Time Employment and Mutual Release is made and entered into by and between Sonus Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Steven C. Quay, M.D., Ph.D., an individual ("Dr. Quay"), as of this 25th day of August, 1999.

                                    RECITALS

     WHEREAS, Dr. Quay was the founder of the Company and served as its Chief Executive Officer since its inception in 1991; and

     WHEREAS, Dr. Quay is the inventor of certain inventions within the Company's intellectual property estate; and

     WHEREAS, Dr. Quay is holder of a substantial amount of the Company's common stock; and

     WHEREAS, Dr. Quay and the Company were party to an Employment Agreement dated February 11, 1999 (the Employment Agreement"), which, except as relates to its paragraphs 6, 7 and 9 as provided herein, has been terminated and is no longer in force and effect; and

     WHEREAS, Dr. Quay and the Company desire to resolve amicably all disputes and controversies between them and enter a Mutual Release; and

     WHEREAS, the Company desires Dr. Quay to provide services for it as a part-time employee; and

     WHEREAS, Dr. Quay desires to provide services to the Company as a part-time employee;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Dr. Quay and the Company, intending to be legally bound, hereby agree as follows:

     1. Part-Time Employment. Dr. Quay will, as a part-time employee, provide services to the Company or to others such as Nycomed Imaging A/S as reasonably directed by the Company consistent with the terms of this Agreement, for a period of thirty-six (36) months on such projects which are consistent with Dr. Quay's expertise and which are reasonably requested by the Company from time to time, pertaining to the following: (A) obtaining issuance of suitable patents on its currently pending patent applications, as well as subsequent continuation or continuation-in-part applications of the Company, and any applications that may be filed by or for the Company on recent discoveries relating to * (herein, collectively, the "Sonus Patents"), including providing assistance in connection with proceedings in the U.S. Patent and Trademark Office, (B) asserting rights

* Confidential portions omitted and filed separately with the Commission.

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against potential infringers of the Sonus Patents, including providing cooperation and assistance in proceedings and litigation relating thereto, (C) participating and providing assistance in the design and development of research projects and associated intellectual property strategies relating to the Sonus Patents, and (D) participating and providing assistance in strategies relating to licensing and maximizing the economic value of the Company's intellectual property estate as it currently exists. Dr. Quay's activities may address other matters as the parties may mutually agree.

          (A) Through December 31, 1999, Dr. Quay will be available to provide these services for up to 144 hours per calendar quarter (or a pro rata amount for any partial calendar quarter) as requested by the Company consistent with "C" below. During the remainder of the part-time employment, Dr. Quay will be available for up to 80 hours per calendar quarter (or a pro rata amount for any partial calendar quarter) as requested by the Company consistent with "C" below.

          (B) In consideration for providing these services, Dr. Quay will receive salary/wages as follows:

          (i) Through December 31, 1999, Dr. Quay will receive his salary in effect under the Employment Agreement on and prior to July 7, 1999, payable on the normal Company pay days (and the Company shall pay Dr. Quay on the first pay day after execution of this Agreement an amount equal to any unpaid salary for any portion of 1999 to the date of this Agreement) so that, by the end of 1999, or by the first regular Company pay day thereafter, Dr. Quay shall have received an amount of salary paid heretofore to him in the first portion of 1999 and to be paid to him hereunder for the second portion of 1999 equal to what his salary would have been for all of 1999 under the Employment Agreement.

          (ii) For the remainder of the part-time employment, Dr. Quay shall receive wages in the amount of $250 per hour for services requested by the Company, with a minimum service period of one hour per inquiry (i.e. for each request by the Company and each additional inquiry by the Company requiring separate devotion of time by Dr. Quay).

          (C) The Company and Dr. Quay shall work together in scheduling his services as a part-time employee at times mutually convenient to Dr. Quay and the Company and which will accommodate Dr. Quay's other commitments and activities. Dr. Quay will generally provide these services from his home or other location of his choice during regular business hours. Subject to such accommodation, the Company may request, from time to time, that Dr. Quay provide the services at other locations or travel to other locations; for example, in connection with negotiations or proceedings with third parties. In connection with the rendering of any services as a part-time employee, travel time shall be considered employment time and Dr. Quay will be reimbursed for all of his reasonable travel, lodging, meals and other expenses


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upon submission of reasonable documentation thereof and subject to such reasonable limitations on first class travel or accommodations as the Company may impose on all of its executive officers and directors and communicate in writing to Dr. Quay.


     2. Stock Options. The Company confirms that during Dr. Quay's part-time employment hereunder those options under Dr. Quay's existing stock option agreements (which shall remain in full force and effect) will continue to vest and will remain exercisable for the period of such part time employment and for the period thereafter provided in such option agreements. Dr. Quay shall not be deemed a full-time employee under the Change in Control Agreement dated February 11, 1999 and, accordingly, that agreement shall be deemed to have terminated as of July 7, 1999.


     3. Benefits. Dr. Quay will retain the employee welfare benefits under the Company's health, dental or other welfare benefit plans (or the equivalent thereof), through December 31, 1999. Dr. Quay will be deemed to satisfy a 24 hour or more per week requirement under such plans. After December 31, 1999, Dr. Quay and his family may continue such coverage at his/their own expense if and for as long as such coverage may be permitted under COBRA.


     4.   Dr. Quay's Shares of Common Stock of Sonus.


          (A) Dr. Quay confirms that for so long as he remains a Director of the Company, he shall be subject to the Company's uniform blackout policies regarding sales of shares by insiders to the extent they are applicable to all Directors. The Company represents: (i) that those policies, as currently in effect and applicable to all directors, are set forth in Exhibit A hereto; (ii) that the Company will provide Dr. Quay promptly after the date hereof with revised versions of Exhibit A which shall set forth such policies applicable to all Directors with any changes and amendments as may be made from time to time and any exceptions as may be made for any other Directors; (iii) that such policies shall be enforced uniformly as to all Directors. In addition, to the extent that Dr. Quay is aware of or possesses material inside information as a result of his directorship or part-time employment with the Company, he shall comply with all applicable securities laws.

          (B) In the event Dr. Quay desires to sell any of his shares of common stock of the Company, including without limitation, shares of common stock issuable upon exercise of options, the Company and Dr. Quay agree to mutually consult and cooperate in effecting any such resales of shares by Dr. Quay with a view to minimizing any material adverse impact on the market for the shares to the extent practicable, provided that the Company shall not be entitled to block or prevent sales Dr. Quay intends to make consistent with paragraph (A) above. In this regard, the Company agrees to use its reasonable efforts to assist Dr. Quay in any such sales, including without limitation, facilitating off-market block trades with the assistance of the Company's market makers. In addition, the parties agree to mutually consult on a

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continual basis as to means and methods by which sales of shares of common stock may be most readily made consistent with obtaining the best price and not materially adversely impacting the market price and otherwise render reasonable assistance to Dr. Quay in connection therewith.

          (C) The Company confirms the existing Fourth Amended and Restated Registration Rights Agreement dated 1999 ("Registration Rights Agreement") as it applies to shares of common stock held by Dr. Quay. In addition, the Company confirms the effectiveness of one or more S-8 registration statements relating to the shares of common stock subject to options held by Dr. Quay; it being understood, however, that such S-8 registration statements may not be available for resale of shares by "affiliates" as provided under the Securities Act of 1933, as amended, and regulations thereunder (collectively, the "Act"). The Company agrees to use its commercially reasonable best efforts to maintain the effectiveness of such registration statements. In the event that Dr. Quay wishes to sell shares of the Company in a manner not available to an "Affiliate" as defined under the Act, he will so inform the Company. In such event, if the Company, after consultation with counsel, advises Dr. Quay in writing that it believes in good faith that "Affiliate" status under the Act quite possibly continues to exist as to Dr. Quay, Dr. Quay may provide to the Company an opinion of counsel (which may be from Blanc Williams Johnston & Kronstadt, LLP, or other counsel reasonably acceptable to the Company), stating that Dr. Quay is not, at that time, an "Affiliate" under the Act, and the Company will act accordingly. The Company shall pay fifty percent (50%) of the reasonable costs actually incurred in obtaining such legal opinion. The Company agrees not to assert that Dr. Quay is an "Affiliate" of the Company under the Act solely because of his part-time employment with the Company.

          (D) In the event that the Company proposes to effect any private placement of shares in a capital raising transaction, during the term of this Agreement for Part-Time Employment, the Company shall use its reasonable efforts to include a portion of the shares of common stock held by Dr. Quay to the extent practical; provided, however, that the Company shall have no obligation to include such shares held by Dr. Quay to the extent (i) the Company certifies in writing to Dr. Quay that such inclusion would have a materially adverse impact on the Company's working capital requirements or jeopardize the Company's satisfaction of listing requirements under the Nasdaq National Market System or
(ii) the placement agent retained by the Company in connection with the private placement certifies in writing to Dr. Quay that such inclusion would otherwise jeopardize the completion of the private placement.


     5. Publicity. The parties hereby agree not to disparage each other. In addition, neither party shall make any public announcement relating to the transactions provided for herein or the change of Dr. Quay's relationship with the Company from full-time to part-time employment without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that the Company may, after affording Dr. Quay 48 hours after his receipt thereof to review and comment, make such public disclosures concerning these matters as may be required under the applicable securities laws, including without limitation, the filing of this Agreement as an exhibit to the Company's filings under the Act if it first provides Dr. Quay with written advice from its securities counsel that such counsel, after review, believes such


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filing is required.

     6. Covenants Against Actions Damaging the Company; Noncompetition. Dr. Quay hereby confirms that the covenants set forth in paragraphs 6, 7 and 9 of the Employment Agreement remain in full force and effect during the 36 month term of part-time employment and for the periods thereafter as specifically provided in such sections, except that Dr. Quay shall not be required to disclose to the Company any inventions which he develops or discovers during the term of this Agreement for Part-Time Employment or thereafter. In addition, for the purposes of paragraph 9, the business of the Company shall mean ultrasound contrast agents and Vitamin E emulsion technology for drug delivery (hereinafter referred to as the "Business"); and Dr. Quay shall not be deemed to be in violation of the paragraph 9 non-compete merely because of entering into a business arrangement, including a licensing, partnership, employment, consulting, agency or similar arrangement, with an established entity whose business does not primarily consist of but includes activities competitive with the Business, provided that Dr. Quay's activities with respect to such entity do not directly or indirectly relate to the Business. Dr. Quay confirms that the provisions of paragraph 9 of the Employment Agreement shall preclude any activities by Dr. Quay that may assist any third party in challenging the patents or intellectual property estate of the Company, provided however, that truthful testimony given by Dr. Quay pursuant to subpoena, court order or other compulsory legal process shall not violate the provisions of paragraph 9 of the Employment Agreement and, provided further, that nothing herein is intended to prevent Dr. Quay from providing truthful testimony pursuant to such process. Dr. Quay further specifically agrees not to assist or otherwise take any actions on behalf of any third party that are adverse to the Company with respect to the Sonus Patents or that are adverse, with respect to the Sonus Patents, to the Company's current or future licensees and/or licensors, in any litigation or administrative proceeding relating to those Patents. The Company acknowledges that it has been provided with a copy of U.S. Patent No. 5,798,266, entitled, "Methods and Kits for Obtaining and Assaying Mammary Fluid Samples from Breast Diseases, Including Cancer," Inventors: Quay, SC, Quay DL; issued August 25, 1998 (assigned to K-QUAY Enterprises, LLC, a Delaware LLC formed by Dr. Quay) and has asserted no interest therein.

     7. Mutual Releases. Except for the obligations arising under this Agreement (including the provisions of paragraphs 6, 7 (as amended above) and 9 (as amended above) of the Employment Agreement and the Registration Rights Agreement and the stock option agreements described in Section 2 above) and the indemnity agreement between Dr. Quay and the Company, (and any indemnity provisions in the Company's charter documents) Dr. Quay, for himself and for his heirs, executors, legal successors and assigns, hereby releases and absolutely and forever discharges the Company and its affiliates, and each of their respective past and present officers, directors, shareholders, employees, insurers, attorneys and agents, and each of them, and each of their respective legal predecessors, successors and assigns ("Sonus Releasees") of and from any and all claims, demands, promises, contracts, damages, debts, liabilities, accounts, costs, actions and causes of action of every kind and nature, whether now known or unknown, accrued or unaccrued, suspected or unsuspected, matured or unmatured, liquidated or unliquidated, contingent or noncontingent, which he may now have, has had, or may hereafter have against Sonus Releasees arising out of any matter or event occurring prior to the date of this Agreement,

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including but not limited to, claims arising out of or with respect to the
Employment Agreement, his employment by the Company and/or other Sonus Releasees, and any purported termination of such employment thereafter, including (a) any discrimination claim, or (b) any claim, known or unknown, for wrongful termination, or (c) any other claim, whether in tort, contract or otherwise; and the Company and its affiliates, for themselves and their respective legal predecessors, successors and assigns, hereby release and absolutely and forever discharge Dr. Quay and his heirs, legal successors, assigns, of and from any and all claims, demands, damages, promises, contracts, debts, liabilities, accounts, costs, actions and causes of action of every kind and nature, whether now known or unknown, accrued or unaccrued, suspected or unsuspected, matured or unmatured, liquidated or unliquidated, contingent or noncontingent, which they may now have, have had, or may hereafter have against Dr. Quay and his heirs, legal successors, assigns, insurers, attorneys, and/or agents, and each of them and each of their respective legal predecessors, successors and assigns arising out of any matter or event occurring prior to the date of this Agreement including but not limited to, all claims whether in tort, contract or otherwise. The Company represents that as of the date hereof, it does not have knowledge of any claim or facts giving rise thereto, against Dr. Quay under the Sections 6, 7 or 9 of the Employment Agreement.


     Dr. Quay and the Company hereby agree that they will not make, assert or maintain against any entity or person that has been released in this Agreement, any claim, demand, action, suit or proceeding thereof, arising out of or in connection with the matters herein so released. Furthermore, Dr. Quay and the Company hereby represent and warrant that they have not heretofore assigned or transferred or purported to assign or transfer to any person, firm, or other entity, any claim, demand, debt, liability, account, cost, action or cause of action hereinabove released.

     The parties hereto acknowledge that statutory and/or case law in some states limits the effectiveness of releases of unknown claims. Nevertheless, they have bargained for such a broad and effective release and hereby waive the benefits of such statutory and/or case law, intending that the above releases have broad effect consistent with their wording.

     8.   Miscellaneous Provisions.


     (A) Notices. Any notice given hereunder to the Company or to Dr. Quay shall be deemed sufficiently given if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by overnight delivery service, or by facsimile (with machine confirmation and hard copy following by mail) as follows:

          If to the Company:

          Sonus Pharmaceuticals, Inc.
          22026 Twentieth Avenue, S.E.
          Bothell, WA   98021
          Attention: President and Chief Executive Officer


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          Facsimile number: 425 489-3936

          If to Steven C. Quay, M.D., Ph.D.:
          23632 Highway 99, Suite F-454
          Edmonds, WA  98026
          Facsimile number:  [603] 816-9696

          or to such other address or fax number as shall have been provided by the party to whom such notice is directed by notice to the other party hereto in accordance with this section. Except as otherwise provided herein, such notice shall be deemed effective when delivered in person (including by express courier), when sent by facsimile (with machine confirmation and with hard copy following by mail) or three days after being mailed.

     (B) Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington, applicable to agreements made between residents of that state and providing for performance there.

     (C) Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned to by either party without the prior written consent of the other party, provided however, the Company may assign this Agreement in connection with any sale or transfer of the business to which it relates, whether by merger, sale of assets, sale of stock or otherwise.

     (D) Attorneys' Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action will be entitled to its reasonable attorneys' fees and costs incurred, in addition to any other relief to which such party may be entitled.

     (E) Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

     (F) Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or the geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities which may validly and enforceably be covered under applicable law. Dr. Quay acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable

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          to the maximum extent (not exceeding its express terms) possible under applicable law.

     (G) Authority. Each individual signing for each of the parties herein warrants and represents that he is an authorized agent of such party, for whose benefit he is executing this Agreement, and is authorized to execute the same.

     (H) Further Assurances. Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

     (I) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

     (J) Counterparts. This Agreement may be executed and delivered by facsimile, in which case it shall be effective when so executed and delivered, and the parties agree to exchange hard copy signature pages as soon thereafter as feasible. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

     (K) Integration. Dr. Quay and the Company agree that this Agreement for Part-Time Employment and Mutual Release is the sole agreement between them regarding the subject matter herein and embodies all terms, promises, representations, and understanding regarding the subject matter herein, and that no representations, inducements, or promises have been made except as expressly stated herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

                               SONUS PHARMACEUTICALS, INC., a Delaware
                               corporation

                               By:  /s/ Michael A. Martino
                                    -------------------------------------
                                        Michael A. Martino, President and
                                        Chief Executive Officer

                               STEVEN C. QUAY, M.D., Ph.D.

                               /s/ Steven C. Quay
                               ------------------------------------------

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